Exhibit 99.1

Press Release

Mercury Urges More Aggressive Stock Buyback

Thursday, August 17, 9:30 am ET

GREENWICH, Conn., Aug. 17 /PRNewswire/ — Mercury Real Estate Advisors LLC, an affiliate of Mercury Partners LLC, a real estate investment management company based In Greenwich, CT, sent the following letter today to Roy Thomas, Texas Pacific Land Trusts (NYSE: TPL – News) General Agent.

Mercury Real Estate Advisors LLC
100 Field Point Road
Greenwich, Connecticut 06830

August 17, 2006

Texas Pacific Land Trust
Attn: Roy Thomas, General Agent
1700 Pacific Avenue
Suite 1670
Dallas, TX 75201

Dear Mr. Thomas:

As you know, Mercury Real Estate Advisors LLC and its affiliates have been shareholders of Texas Pacific Land Trust (the “Company”) for almost three years. First, we would like to commend the Company on its very positive second quarter 2006 results. Nevertheless, we continue to believe that the Company is trading at a meaningful discount to its liquidation value. At the current price per sub-share certificate of $145, the Company’s irreplaceable 980,043 acres of land are valued at approximately $300 per acre without accounting for its valuable perpetual royalty interests in an additional 472,402 acres in Texas.

As you are aware, we have demanded on numerous occasions that the Company continue to aggressively buy back its stock given this compelling level of valuation. As there is over $12 million of unencumbered cash and over $18 million of notes receivable relating to land sales (for which the Company receives interest and principal payments) on the balance sheet, buying back stock is clearly one of the best methods by which you can continue to maximize shareholder value and utilize your strong cash position. For example, the Company could use $10 million to pay an approximately $5 dividend per sub-share certificate or pursue a buyback of approximately 70,000 sub-share certificates. Such actions would not adversely affect the financial stability of the Company, as it is currently generating after-tax cash at a rate of $2.5 — $3.0 million per quarter in 2006, without any capital expenditure or cash requirements.

As a value investor in public real estate companies, we believe that management should be more aggressively focused on buying back shares at such an attractive valuation discount or otherwise returning excess cash to shareholders.

Very truly yours,

MERCURY REAL ESTATE ADVISORS LLC

David R. Jarvis Chief Executive Officer	Malcolm F. MacLean IV President